Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Fourth Quarter 2014 Revenue Guidance of $158 Million

INCLINE VILLAGE, NV, December 10, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the fourth quarter ending December 31, 2014, of approximately $158 million, as compared with actual revenue of $112 million for the fourth quarter of 2013, an approximate 41 percent increase.

The forecasted revenues for the fourth quarter of 2014 include royalty payments from PDL’s licensees to the Queen et al. patents, the estimated change in fair value of the acquired royalty rights, and estimated interest revenue from notes receivable debt financings to late stage healthcare companies.

Queen et al. Royalties

Total royalties from the Queen et al. licenses for the fourth quarter of 2014 are estimated to be approximately $132 million, a 34 percent increase over the same period in 2013.

The forecasted growth in revenues is driven by increased third quarter 2014 sales for Avastin®, Herceptin®, Xolair®, Kadcyla®, Perjeta®, Tysabri® and Actemra® for which PDL receives royalties in the fourth quarter of 2014, along with a higher fixed royalty rate in 2014 compared to the blend of fixed and tiered rates applicable in most of 2013 for Genentech-related products. Compared to the same period in 2013, reported worldwide sales for Avastin increased approximately 5 percent in the third quarter of 2014, Herceptin increased approximately 9 percent in the third quarter of 2014, Xolair increased approximately 30 percent in the third quarter of 2014, Kadcyla increased approximately 90 percent in the third quarter of 2014 and Perjeta increased 213 percent in the third quarter of 2014. Reported worldwide sales for Tysabri, a Biogen Idec product, increased approximately 24 percent for the third quarter of 2014 compared to the same period in 2013, and Actemra, a Chugai/Roche product, increased approximately 44 percent for the third quarter of 2014 compared to the same period in 2013.

Revenue guidance for the fourth quarter of 2014 is net of an estimated payment due under the February 2011 settlement agreement with Novartis AG (Novartis). PDL pays to Novartis certain amounts based on net sales of Lucentis, made by Novartis, during calendar year 2011 and beyond. The amount paid is less than we receive in royalties on such sales.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

Acquired Royalty Rights

PDL estimates that royalty payments from acquired rights and a change in fair value of the royalty rights asset will be approximately $13 million for the fourth quarter of 2014, which includes approximately $21 million in cash receipts from acquired royalties.

Currently, the majority of the revenue from acquired royalty rights is related to royalties from the sales of Glumetza®. PDL generally recognizes royalty revenues from Glumetza in the month received by us, that is, royalty revenues are generally recognized one month following the month in which sales by the licensees occurred. The revenue guidance on the change in fair value of the acquired royalty rights in this quarter does not include any major changes in the fair value measurement of the Glumetza royalty right asset due to the recent inventory issue disclosed by Salix Pharmaceuticals. While we continue to monitor the inventory issue, there is not currently enough information for us to quantify its revenue impact on future periods. If future cash flows for the Depomed royalties are revised downward, this would reduce the fair value of the asset and would result in a non-cash reduction to acquired royalty rights revenue from Depomed.

Interest Revenue

Interest income related to interest from notes receivable that were previously reported outside of revenues as a component of "Interest and other income, net" in the condensed consolidated statements of income has been reclassified to "Interest revenue" as a component of revenue in the condensed consolidated statements of income. Forecasted interest revenue for the fourth quarter ending December 31, 2014, of approximately $13 million, compares actual interest revenue of $7.5 million for the fourth quarter of 2013, an approximate 78 percent increase.

About PDL BioPharma
PDL manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•
The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The change in foreign currency exchange rate;

•	Positive or negative results in PDL’s attempt to acquire income generating assets; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC on March 3, 2014, as updated by subsequent quarterly reports. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.